Exhibit 3.57

State of Indiana

Office of the Secretary of State

CERTIFICATE OF ORGANIZATION

of

FALCON COAL COMPANY, LLC

I, TODD ROKITA, Secretary of State of Indiana, hereby certify that Articles of Organization of the above Domestic Limited Liability Company (LLC) have been presented to me at my office, accompanied by the fees /rescribed by law and that the documentation presented conforms to law as prescribed by’ the provisions of the Indiana Business Flexibility Act,

NOW, THEREFORE, with this document I certify that said transaction will become effective Wednesday, November 01, 2006.

[SEAL]	In Witness Whereof, I have caused to be affixed my signature and the seal of the State of Indiana, at the City of Indianapolis, November 1, 2006.

/s/ Todd Rokita
TODD ROKITA, SECRETARY OF STATE

ARTICLES OF CONVERSION

OF FALCON COAL COMPANY

Pursuant to Indiana Code 23-l-38.5-13(c) the above-referenced Indiana general partnership desiring to effect a conversion to an Indiana limited liability company, hereby sets forth and represents the following:

ARTICLE I.

A. The name of the Indiana general partnership immediately prior to filing these Articles of Conversion is FALCON COAL COMPANY.

B. The name of the Indiana limited liability company following this conversion (the “Company”) shall be FALCON COAL COMPANY, LLC.

ARTICLE II.

The plan of conversion was properly approved in accordance with Indiana law.

ARTICLE III.

The information contained in the Articles of Organization attached hereto as Exhibit A is hereby incorporated by reference.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Conversion on the 31st day of October, 2006.

FALCON COAL COMPANY

/s/ John F. Quinn, Jr.
By: John F. Quinn, Jr.
Its: Vice President

ARTICLES OF ORGANIZATION

OF

FALCON COAL COMPANY, LLC

Pursuant to the provisions of the Indiana Business Flexibility Act, Indiana Code 23-18-1-1 et seq. (the “Act”), the limited liability company named below is hereby formed by the undersigned individual, acting as the sole organizer thereof, by the adoption and filing of these Articles of Organization providing as follows:

1. Name. The name of the limited liability company is FALCON COAL COMPANY, LLC (the “Company”).

2. Registered Office and Agent. The street address of the Company’s registered office in Indiana is 251 E. Ohio Street, Suite 1100, Indianapolis, Indiana 46204 and the name of the Company’s registered agent at that office is CT Corporation System.

3. Duration. The term of existence of the Company is perpetual, unless earlier dissolved in accordance with the Act or the Company’s Operating Agreement as in effect from time to time hereafter.

4. Management. The Company shall be managed by its members.

5. Purpose. The Company shall engage in such lawful and permitted business activities as may from time to time be authorized by the members or managers of the Company in accordance with the Company’s Operating Agreement or, in the absence thereof, in accordance with the Act.

Executed as of the 31st day of October, 2006.

/s/ John F. Quinn, Jr.
By: John F. Quinn, Jr.
Its: Organizer